Exhibit 99

Ingredion Incorporated
5 Westbrook Corporate Center	NEWS RELEASE
Westchester, IL 60154
CONTACT:
Investors: Aaron Hoffman, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS FOURTH QUARTER 2013 RESULTS

•                  Fourth quarter 2013 reported EPS fell 5 percent to $1.35 from $1.42 reported in the fourth quarter 2012

•                  Fourth quarter 2013 reported EPS fell 8 percent to $1.35 compared to year-ago adjusted EPS of $1.47

•                  Full year 2013 reported EPS was $5.05 down 8 percent from $5.47 of reported EPS in 2012

•                  Full year 2013 reported EPS was $5.05 down 9 percent from $5.57 of adjusted EPS in 2012

•                  2014 operating income expected to increase in all four regions

WESTCHESTER, Ill., February 6, 2014 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the fourth quarter 2013.

“We concluded 2013 on a positive note as we delivered a quarter largely in-line with our expectations,” said Ilene Gordon, chairman, president and chief executive officer.  “Notably, Asia Pacific achieved volume and operating income growth in the quarter and record operating income for the full year, and South American volumes in the quarter were positive for the first time this year.  These positives were offset by continuing cost pressures and foreign exchange headwinds in South America, particularly Argentina, as well as volume softness in North America that led to unfavorable fixed cost absorption.

“At the same time, we repurchased 2.5 million shares, bringing our total buyback in 2013 to 3.4 million shares.  We also raised our dividend by more than 60 percent in 2013.  We plan to continue to appropriately return capital to shareholders while also maintaining a strong balance sheet that leaves us well positioned for future growth.

“As we look ahead to 2014, we expect to return to earnings per share growth.  In 2014, the primary drivers of the bottom line growth should be improved performance in all four regions.  We will also benefit from the accretion derived from our significant share repurchase late in 2013,” Gordon added.

-more-

Earnings Per Share (EPS)

	4Q12	4Q13	2012	2013
Reported EPS	$1.42	$1.35	$5.47	$5.05
Restructuring/impairment	0.11	—	0.29	—
Integration costs	—	—	0.03	—
Reversal of Korean tax valuation allowance	—	—	(0.16)	—
Change in benefit plan	(0.04)	—	(0.04)	—
Sale of land	(0.02)	—	(0.02)	—
Adjusted EPS	$1.47	$1.35	$5.57	$5.05

Estimated factors affecting change in adjusted EPS

	4Q13	2013
Margin	(0.12)	(0.42)
Volume	(0.05)	(0.20)
Foreign exchange	(0.07)	(0.19)
Other income	0.01	0.02
Total operating items	(0.23)	(0.79)

Financing costs	(0.01)	0.01
Shares outstanding	0.03	(0.01)
Tax rate	0.10	0.29
Non-controlling interest	(0.01)	(0.02)
Total non-operating items	0.11	0.27
Total items affecting EPS	(0.12)	(0.52)

Financial Highlights

•                  At December 31, 2013, total debt and cash and cash equivalents were $1.81 billion and $574 million, respectively, versus $1.80 billion and $609 million, respectively, at December 31, 2012.

•                  During the fourth quarter of 2013, net financing costs were $15 million, flat with the year-ago period.

•                  The fourth quarter effective tax rate was 27.4 percent compared to 33.7 percent in the year-ago period.  For the full year 2013, the effective tax rate was 26.3 percent compared to 27.8 percent in the full year 2012.  The tax rates associated with the adjusted EPS in the fourth quarter 2012 and full year 2012 were 32.2 percent and 30.4 percent, respectively.

•                  In the full year 2013, cash flow provided by operations was $619 million, compared to $732 million in 2012.

•                  Capital expenditures, net of disposals, were $295 million in the full year 2013 and $304 million in 2012.

•                  During the quarter, the Company repurchased 2.5 million shares for approximately $172 million.  For the full year, the Company repurchased 3.4 million shares for approximately $227 million.

Business Review

Total Ingredion

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Fourth quarter	1,644	-61	-47	-37	1,499	-9%
Full year	6,532	-183	-197	176	6,328	-3%

Fourth quarter 2013

•                  Sales were down 9 percent as a result of currency devaluations, volume declines and negative price/mix which was a result of lower raw material costs.

•                  Operating income was $161 million.  This was a 13 percent decrease compared to $185 million of reported operating income in the fourth quarter of 2012.  The decline was primarily due to continued weakness in South America, particularly Argentina, and soft results in North America.  Strength in Asia Pacific and favorable corporate expense helped offset the decline.

Full year 2013

•                  Sales were down 3 percent as volume declines and currency devaluations more than offset price/mix improvements.

•                  Operating income was $613 million.  This was down 8 percent compared to reported operating income in 2012 of $668 million and a 13 percent decrease compared to the $701 million of adjusted operating income in the year-ago period.  The decrease was primarily due to higher costs and weaker volumes.  Notably $82 million of the $88 million decline in adjusted operating income was attributable to South America.

North America

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Fourth quarter	923	-6	-59	-46	812	-12%
Full year	3,741	-16	-157	79	3,647	-3%

Fourth quarter 2013

•                  Sales declined 12 percent as a result of negative volume, unfavorable price/mix due to lower raw material costs, and currency headwinds.  Volumes were soft as a result of general economic weakness, particularly in Mexico, and some inventory adjustments in the retail supply chain late in the quarter.

•                  Operating income was down 14 percent from a record $108 million to $93 million primarily due to the impact of lower volumes on fixed cost absorption.

Full year 2013

•                  Sales fell 3 percent as positive price/mix was more than offset by negative volume and slight currency headwinds.

•                  Operating income was down 2 percent, or $7 million, from a record $408 million to $401 million as favorable price/mix, continued focus on cost savings initiatives from manufacturing efficiencies, and the ability to hold dollar margins helped offset volume weakness.

South America

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Fourth quarter	383	-44	10	-8	341	-11%
Full year	1,462	-144	-33	49	1,334	-9%

Fourth quarter 2013

•                  Sales were down largely due to currency devaluations in Brazil and Argentina.  Brazilian volumes rose and more than offset declines in Argentina.

•                  Operating income in the quarter was $37 million, down 37 percent, or $22 million as a result of higher input costs, and currency devaluations that could not be immediately passed through during the quarter.  Approximately three-quarters of the operating income decline was attributable to Argentina.

Full year 2013

•                  Sales were down largely due to currency devaluations in Brazil and Argentina along with volume declines resulting from weak economic conditions.

•                  Operating income was $116 million, down 41 percent, or about $82 million.  Positive price/mix was offset by higher raw material, energy and labor costs, currency devaluations and lower volumes.  Almost three-quarters of the operating income decline was attributable to Argentina.

Asia Pacific

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Fourth quarter	203	-6	3	5	205	1%
Full year	816	-5	-13	7	805	-1%

Fourth quarter 2013

•                  Sales increased 1 percent as a result of favorable price/mix and volume growth partially offset by foreign exchange headwinds.  The year-ago quarter included $4 million of sales related to a Chinese joint venture which was sold in 2012.  Absent that impact, sales would have increased 3 percent.

•                  Operating income rose 17 percent from $23 million to $27 million.  The results were particularly good in Thailand and China.

Full year 2013

•                  Sales were down slightly as a result of lower volumes and foreign exchange headwinds partially offset by favorable price/mix.  The year-ago period included $23 million of sales related to a Chinese joint venture which was sold in 2012.  Absent that impact, sales would have been up 2 percent.

•                  Operating income increased 2 percent from $95 million to $97 million, largely due to improved price/mix.

Europe, Middle East, Africa (EMEA)

$ in millions	2012 Net sales	FX Impact	Volume	Price/mix	2013 Net sales	% change
Fourth quarter	135	-5	-2	13	141	+5%
Full year	513	-17	6	40	542	+6%

Fourth quarter 2013

•                  Sales rose by 5 percent due to price/mix improvement partially offset by currency devaluations and slight volume decline.  Volume was negatively impacted by $1 million due to the 2012 closure of the Company’s plant in Kenya and a change to its distribution model in that country.  Absent that impact, sales would have been up about 6 percent.

•                  Operating income was $20 million, down $1 million, a decrease of 5 percent largely due to higher imported specialty grain costs.

Full year 2013

•                  Sales rose by 6 percent due to price/mix improvement and volume growth partially offset by currency devaluations.  Volume was negatively impacted by $11 million due to the 2012 closure of the Company’s plant in Kenya and a change to its distribution model in that country.  Absent that impact, sales would have been up about 8 percent.

•                  Operating income was $74 million, down $5 million, a decrease of 6 percent.

2014 Guidance

2014 EPS is expected to be in a range of $5.35 to $5.75 compared to $5.05 in 2013.  The guidance anticipates ongoing cost pressures and currency headwinds in Argentina; a challenging environment as sugar prices remain low; and, an effective tax rate of 27 - 28 percent.  All four regions are expected to deliver increased operating income.  However, as a result of lower input costs, sales are expected to drop significantly for the total Company.

Cash generated by operations is expected to be approximately $700 - 750 million in 2014.

Capital expenditures in 2014 are anticipated to be approximately $300 - $350 million.  These investments will support growth and cost reduction actions across the organization.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Jack Fortnum, chief financial officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Ingredion web site at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients. With customers in more than 40 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit www.ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(In millions, except per share amounts)	2013	2012	%	2013	2012	%
Net sales before shipping and handling costs	$1,579.4	$1,726.1	(8)%	$6,653.1	$6,868.1	(3)%
Less: shipping and handling costs	80.2	82.2	(2)%	324.8	336.0	(3)%
Net sales	$1,499.2	$1,643.9	(9)%	$6,328.3	$6,532.1	(3)%
Cost of sales	1,208.5	1,310.6	(8)%	5,197.1	5,294.5	(2)%
Gross profit	$290.7	$333.3	(13)%	$1,131.2	$1,237.6	(9)%

Operating expenses	135.0	150.7	(10)%	534.2	555.6	(4)%
Other (income), net	(5.0)	(11.4)		(15.7)	(21.6)
Restructuring / impairment charges	—	8.6		—	35.6
Operating income	$160.7	$185.4	(13)%	$612.7	$668.0	(8)%
Financing costs, net	15.1	14.8	2%	65.9	67.4	(2)%
Income before income taxes	$145.6	$170.6	(15)%	$546.8	$600.6	(9)%
Provision for income taxes	39.9	57.5		144.0	167.3
Net income	$105.7	$113.1	(7)%	$402.8	$433.3	(7)%
Less: Net income attributable to non-controlling interests	2.2	1.5	47%	7.1	5.8	22%
Net income attributable to Ingredion	$103.5	$111.6	(7)%	$395.7	$427.5	(7)%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding-
Basic	75.6	76.9		77.0	76.5
Diluted	76.9	78.5		78.3	78.2

Earnings per common share of Ingredion-
Basic	$1.37	$1.45	(6)%	$5.14	$5.59	(8)%
Diluted	$1.35	$1.42	(5)%	$5.05	$5.47	(8)%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	December 31, 2013	December 31, 2012
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$574	$609
Short-term investments	—	19
Accounts receivable – net	832	814
Inventories	723	834
Prepaid expenses	17	19
Deferred income taxes	68	65
Total current assets	2,214	2,360

Property, plant and equipment – net	2,156	2,193
Goodwill	535	557
Other intangible assets – net	311	329
Deferred income taxes	15	21
Investments	11	10
Other assets	118	122
Total assets	$5,360	$5,592

Liabilities and equity
Current liabilities
Short-term borrowings	$93	$76
Deferred income taxes	—	2
Accounts payable and accrued liabilities	727	855
Total current liabilities	820	933

Non-current liabilities	163	297
Long-term debt	1,717	1,724
Deferred income taxes	207	160
Share-based payments subject to redemption	24	19

Equity
Ingredion stockholders’ equity:
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 77,672,670 and 77,141,691 shares issued at December 31, 2013 and 2012, respectively	1	1
Additional paid-in capital	1,166	1,148
Less - Treasury stock (common stock: 3,361,180 and 109,768 shares at December 31, 2013 and 2012, respectively) at cost	(225)	(6)
Accumulated other comprehensive loss	(583)	(475)
Retained earnings	2,045	1,769
Total Ingredion stockholders’ equity	2,404	2,437
Non-controlling interests	25	22
Total equity	2,429	2,459

Total liabilities and equity	$5,360	$5,592

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
(In millions)	2013	2012

Cash provided by operating activities:
Net income	$403	$434
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of impaired assets	—	24
Gain from change in benefit plans	—	(5)
Depreciation and amortization	194	211
Decrease in margin accounts	14	—
Decrease (increase) in other trade working capital	(71)	33
Other	79	35
Cash provided by operating activities	619	732

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(295)	(304)
Short-term investments	19	(18)
Other	2	—
Cash used for investing activities	(274)	(322)

Cash used for financing activities:
Payments on borrowings, net	(32)	(150)
Debt issuance costs	—	(5)
Issuances (repurchases) of common stock, net	(214)	16
Dividends paid (including to non-controlling interests)	(112)	(69)
Excess tax benefit on share-based compensation	5	11
Cash used for financing activities	(353)	(197)

Effect of foreign exchange rate changes on cash	(27)	(5)
Increase (decrease) in cash and cash equivalents	(35)	208
Cash and cash equivalents, beginning of period	609	401
Cash and cash equivalents, end of period	$574	$609

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(Dollars in millions)	2013	2012	%	2013	2012	%
Net Sales
North America	$811.6	$923.1	(12)%	$3,646.9	$3,741.7	(3)%
South America	341.4	382.7	(11)%	1,333.8	1,461.7	(9)%
Asia Pacific	204.9	203.2	1%	805.4	815.8	(1)%
EMEA	141.3	134.9	5%	542.2	512.9	6%
Total	$1,499.2	$1,643.9	(9)%	$6,328.3	$6,532.1	(3)%

Operating Income
North America	$92.6	$108.3	(14)%	$400.8	$407.6	(2)%
South America	36.9	58.8	(37)%	116.4	198.4	(41)%
Asia Pacific	26.8	22.9	17%	97.0	94.7	2%
EMEA	20.2	21.3	(5)%	73.8	78.5	(6)%
Corporate	(15.8)	(24.4)	(35)%	(75.3)	(78.4)	(4)%
Sub-total	160.7	186.9	(14)%	612.7	700.8	(13)%
Restructuring / impairment charges	—	(8.6)		—	(35.6)
Gain from change in benefit plans	—	4.8		—	4.8
Gain from sale of land	—	2.3		—	2.3
Integration costs	—	—		—	(4.3)
Total	$160.7	$185.4	(13)%	$612.7	$668.0	(8)%

II.  Capital expenditures

Capital expenditures, net of proceeds on disposals, for the years ended December 31, 2013 and 2012, were $295 million and $304 million, respectively.

III.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as impairment and restructuring costs, costs related to the integration of National Starch, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Net Income and Adjusted Diluted Earnings Per Share (“EPS”) to GAAP Net Income and Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2013		December 31, 2012		December 31, 2013		December 31, 2012
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$103.5	$1.35	$111.6	$1.42	$395.7	$5.05	$427.5	$5.47

Add back (deduct):

Reversal of Korean deferred tax asset valuation allowance	—	—	—	—	—	—	(12.8)	(0.16)

Restructuring / impairment charges, net of income tax (expense) benefit of ($0.3 million) and $12.8 million for the three months and year ended December 31, 2012, respectively	—	—	8.9	0.11	—	—	22.9	0.29

Gain from change in benefit plan, net of income tax of $1.4 million in 2012	—	—	(3.4)	(0.04)	—	—	(3.4)	(0.04)

Gain from sale of land, net of income tax of $0.4 million in 2012	—	—	(1.9)	(0.02)	—	—	(1.9)	(0.02)

Integration costs, net of income tax benefit of $1.6 million for the year ended December 31, 2012	—	—	—	—	—	—	2.7	0.03

Non-GAAP adjusted net income	$103.5	$1.35	$115.2	$1.47	$395.7	$5.05	$435.0	$5.57

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Operating Income to GAAP Operating Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2013	2012	2013	2012

Operating income	$160.7	$185.4	$612.7	$668.0

Add back (deduct):

Restructuring / impairment charges	—	8.6	—	35.6

Gain from change in benefit plans	—	(4.8)	—	(4.8)

Gain from sale of land	—	(2.3)	—	(2.3)

Integration costs	—	—	—	4.3

Non-GAAP adjusted operating income	$160.7	$186.9	$612.7	$700.8